EXHIBIT 10.1

RBS CITIZENS, N.A.
LOAN AND SECURITY AGREEMENT

PREAMBLE. This Loan and Security Agreement is entered into June 30, 2008 by and between iCAD, INC., a Delaware corporation with a principal place of business at 98 Spit Brook Road, Nashua, New Hampshire 03062 (the “Borrower”), and RBS CITIZENS, N.A., a national banking association with a banking office at 53 State Street, Boston, Massachusetts 02109 (the Bank”). Capitalized terms used herein shall have the meanings ascribed to them in this Agreement, or if not defined herein, in the other Loan Documents (as defined herein).

1. SECURITY INTEREST. The Borrower, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to the Bank, as secured party hereunder, a continuing security interest in and to, and assigns to Bank, all assets of the Borrower (other than Intellectual Property Rights as defined hereinafter), wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(a) all inventory, including all goods, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower’s business (all hereinafter called the “Inventory”);

(b) all accounts (as defined in Article 9 of the Uniform Commercial Code, hereinafter “Accounts”), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation customer lists, goodwill, computer programs, computer records, computer software, computer data, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising, (but excluding Intellectual Property Rights), instruments, documents, chattel paper (whether tangible or electronic) deposit accounts, cash, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the “Receivables”);

(c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”); and

(d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”).

Notwithstanding anything contained in this Section 1 to the contrary, the Borrower is not hereby granting to Bank a security interest in and to Intellectual Property Rights. For purposes of this Agreement, “Intellectual Property Rights” shall mean any and all intellectual property rights and industrial property rights arising under statutory or common law, contract or otherwise, and whether or not perfected, including all: (a) patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based upon any such patent, and all foreign counterparts of any of the foregoing, (b) rights associated with works of authorship, including copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works, (c) rights relating to trade secrets and confidential information, (d) rights in trademarks, trademark applications, service marks, service mark applications, trade names. Logos, symbols and the like, including all goodwill therein; (e) divisions, continuations, renewals, reissues and extensions of the foregoing (and to the extent applicable) now existing, hereafter filed, issued or acquired; and (f) rights analogous to those set forth in this “Intellectual Property Rights” definition and in any and all proprietary rights relating to the foregoing in any jurisdiction throughout the world, including all rights to sue for past present and future infringement.

2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank under this Agreement, the Note, and any other documents, instruments and agreements executed and or delivered in connection with this Agreement (as amended, restated, supplemented or modified from time to time, the “Loan Documents”), including without limitation thereof, any obligations which may arise out of any Letter of Credit or similar instrument or obligation issued or caused to be issued for the account of Borrower under this Agreement or a related Application and Agreement for Letter of Credit (all hereinafter called “Obligations”).

3. BORROWER’S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. Borrower warrants that Borrower has no places of business other than that recited in the Preamble to this Agreement, unless other places of business are listed on Schedule “A”, annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule “A”.

Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement. All Inventory presently owned by Borrower is stored at the locations set forth on Schedule “A”.

Borrower will promptly notify Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.

Borrower represents and warrants that it has described its returns policy in writing to Bank (and annexed hereto as Schedule B) and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof in any material respect.

4. BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

(a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in New Hampshire and in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

(b) Borrower’s exact legal name is iCAD, Inc.

(c) The organizational identification number of the Borrower is as set forth on Schedule “C” annexed hereto.

(d) The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

(e) The Articles of Organization and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

(f) Borrower owns or has rights to (as applicable) all of the assets reflected in the most recent of Borrower’s financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except the Permitted Encumbrances.

(g) Except as disclosed in any filing with the Securities and Exchange Commission (the “SEC”), Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith, by appropriate proceedings and which Borrower has, in accordance with generally accepted accounting principles (“GAAP”) established a reserve for the payment thereof (a “Payment Reserve”).

(h) Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition or business, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations or provision of any of the foregoing, the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition or business, or the value of any material part of the Collateral.

(i) There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition or business or the value of any material part of the Collateral.

(j) Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word “Plan” as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

(k) Borrower has issued certain Convertible Notes pursuant to Note Purchase Agreements dated June 20, 2006 and September 19, 2006 (the “Convertible Notes”) to those persons described in Schedule D hereto (the “Convertible Noteholders”). The Borrower shall cause each of the Convertible Noteholders to: (i) subordinate the Convertible Notes to the Obligations as a condition to the Bank’s undertakings hereunder, and (ii) convert the Convertible Notes to capital stock of the Borrower on or before October 15, 2008.

(l) Annexed as Schedule E hereto is a listing of all of the Borrower’s subsidiaries as of the date of this Agreement, together with a summary of the capital stock of each of such subsidiaries.

5. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a) From time to time upon Borrower’s request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base, or (ii) the Credit Limit, Bank shall make such requested loan, provided that there has not occurred an Event of Default or an event which, with giving of notice or the passage of time or both, would constitute an Event of Default (a “Default”). At any time that Borrower is in compliance with the Special Conditions (as defined below), Borrower shall not be subject to a restriction as to availability of credit based upon the Borrowing Base. The “Special Conditions” are as follows: (x) Borrower’s Adjusted EBITDA (as defined in Section 15(b)) for the most recently completed fiscal quarter was greater than or equal to $1,250,000.00, (y) the Total Funded Debt to Adjusted EBITDA Ratio as of such fiscal quarter was not less than 1.50:1.0, and (z) there is no continuing Default or Event of Default at the time of the loan request. The “Total Funded Debt to Adjusted EBITDA” ratio as of any fiscal quarter shall mean the ratio of Borrower’s Funded Debt as of the last day of such fiscal quarter (excluding, for the period from the date hereof through and including October 15, 2008 only, Convertible Notes subordinated to the Obligations) to its Adjusted EBITDA for the trailing twelve months ending on the last day of such fiscal quarter; provided that for the purpose of calculating the Total Funded Debt to Adjusted EBITDA ratio for the fiscal quarter ended June 30, 2008, Adjusted EBITDA shall mean EBITDA for the trailing 6 months times 2. “Funded Debt” means, at any time, the outstanding amount of all indebtedness incurred on account of borrowed money (including issued and outstanding Letters of Credit) at such time.

(b) All loans shall bear interest and at the option of the Bank shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the “Note”), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank’s records of loans and repayments.

Interest with respect to Prime Rate Loans (as defined in Rider A to the Note), will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of the Prime Rate (as defined in Rider A to the Note), and one-half (0.50%) percent per annum, upon any balance owing to Bank at the close of each day and shall be payable (i) on the first day of each month in arrears; (ii) on termination of this Agreement pursuant to Section 21 hereof; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 16 hereof; and (iv) on the date the Obligations are paid in full. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective.

Interest with respect to LIBOR Rate Loans (as defined in Rider A to the Note) will be charged to Borrower at a rate which is the equivalent to the Adjusted LIBOR Rate (as defined in Rider A to the Note) plus the LIBOR Rate Margin (as defined in Rider A to the Note), upon any balance owing to the Bank at the close of each day and shall be payable on the Interest Payment Date (as defined in Rider A to the Note).

All payments hereunder shall be made in lawful money of the United States of America to Bank, or as Bank directs, without set-off, counterclaim or deduction.

(c) The term “Borrowing Base” as used herein shall mean the sum of the following:

(i) Eighty (80.0%) percent of the unpaid face amount of Qualified Accounts, PLUS

(ii) One hundred (100.0%) percent of Borrower’s cash (representing collected funds) on deposit with the Bank; MINUS

(iii) one hundred (100.0%) percent of the aggregate amount then undrawn on all Letters of Credit issued pursuant to this Agreement for the account of the Borrower;

but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.

As used in this Agreement, the term “Commercial Letters of Credit” shall mean a letter of credit issued to support the purchase by Borrower of Inventory prior to its transport to one of Borrower’s places of business that provides that all draws thereunder must require presentation of customary documentation in form and substance satisfactory to Bank and reflecting passage to Borrower of title to first quality Inventory conforming to Borrower’s contract with the seller thereof.

(d) The term “Credit Limit” as used herein shall mean an amount equal to Five Million and 00/100 ($5,000,000.00) Dollars, and the term “Letter of Credit Sublimit” shall mean a portion of the Credit Limit in an amount equal to One Million and 00/100 ($1,000,000.00) Dollars.

(e) Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement, and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement; and (ii) to charge any of Borrower’s accounts under the control of Bank for any payments due under this Agreement. Bank shall promptly notify Borrower of any such charges or applications.

(f) The Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of loans, advances, and credits by Bank to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the Obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

(g) At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Borrowing Base, as then computed and also within the limits of the Credit Limit and Letter of Credit Sublimit as then computed, shall issue letters of credit from time to time for the account of the Borrower (collectively “Letters of Credit”). The Letters of Credit shall be on terms mutually acceptable to Bank and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Standby Letter of Credit, Borrower shall pay to Bank in advance of issuance of each Letter of Credit, an issuance fee in the amount of one and three-quarter (1.75%) percent per annum times the face amount of such Letter of Credit plus transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank, and in the case of trade Letters of Credit Borrower shall pay to Bank transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement. For purposes of computing the Credit Limit, all Letters of Credit shall be deemed to be loans.

(h) Borrower shall pay to Bank the principal amount of all loans as follows:

(i) Borrowing Base Exceeded. At any time when the Borrowing Base is applicable, whenever the outstanding principal balance of all loans exceed the Borrowing Base, Borrower shall immediately pay to Bank the excess of the outstanding principal balance of the loans over the Borrowing Base.

(ii) Payment in Full on Termination. On termination of this Agreement, pursuant to Section 21 or acceleration of the Obligations pursuant to Section 16, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower.

(i) Bank may, at any time and from time to time, in its reasonable judgment establish reserves against the Accounts of the Borrower. The amount of such reserves shall be subtracted from Qualified Accounts when calculating the amount of the Borrowing Base.

(j)  Borrowing Procedures. Borrower shall submit a Notice of Borrowing in the form of Exhibit 2 hereto (a “Notice of Borrowing”) with respect to: (i) each request for a new loan, (ii) to convert a LIBOR Rate Loan to a Prime Rate Loan or to a LIBOR Rate Loan of a different tenor, or (iii) to convert a Prime Rate Loan to a LIBOR Rate Loan. Each Notice of Borrowing with respect to a new or conversion LIBOR Rate Loan shall be made not less than 3 or more than 5 Business Days before the date of advance, and each Notice of Borrowing with respect to a new or conversion Prime Rate Loan shall be made at least 1 Business Day before the date of advance. In the absence of a new Notice of Borrowing, any existing LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any Principal Repayment Amount made by Borrower; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

(k) In addition to all other sums payable hereunder, the Borrower shall pay the Bank a fee equal to one-quarter of one (0.25%) percent of the difference between: (i) the Credit Limit and (ii) the average amount of the principal balance of loans outstanding plus amounts undrawn on all outstanding Letters of Credit for each quarterly period this Agreement is in effect. Such fee shall be payable quarterly in arrears.

(l) In addition to all other sums payable hereunder, the Borrower shall pay the Bank a closing fee in the amount of $16,000.00, which shall be due and payable and deemed to be fully earned and non-refundable as of the date of this Agreement.

6. DEFINITION OF QUALIFIED ACCOUNT. The term “Qualified Account”, as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a) The Account is not outstanding more than ninety (90) days from the date of the invoice thereof.

(b) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor (including shipment by any national delivery service), and Borrower has possession of shipping and delivery receipts evidencing such shipment.

(c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d) The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

(e) The Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

(f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

(g) The Account is not owed by an account debtor whose principal place of business is outside the United States of America, unless (i) covered by credit insurance in form and issued by an insurer reasonably acceptable to the Bank, (ii) backed by a letter of credit in form and by an issuer acceptable to the Bank, or (ii) the account debtor has an investment grade US public debt rating from a recognized rating service, or investment grade rating equivalent for non-US companies.

(h) The Account is not owed by an entity which is a parent, subsidiary or affiliate of Borrower.

(i) The account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be; or (ii) Borrower is exempt from such filing requirement.

(j) Not applicable.

(k) The Account is not evidenced by a promissory note.

(l) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis, until such time as the goods have in fact been shipped to the account debtor or as the account debtor has instructed.

(m) The Account does not arise out of a progress billing prior to completion of the order therefor.

(n) Bank, in accordance with its normal credit policies, has not deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time fifty (50.0%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, none of the Accounts due from such account debtor shall be deemed to be Qualified Accounts until such time as less than fifty (50.0%) percent of Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice; Accounts payable by Borrower to an account debtor shall be netted against Accounts due from and credits due from Borrower to such account debtor, and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) or (e) above); characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

7. Not Applicable.

8. BANK’S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower’s loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within sixty (60) days from the mailing by Bank to Borrower of any such monthly statement.

9. CONDITIONS OF LENDING.

(a) The obligation of Bank to make the initial loan hereunder or issuing or causing to be issued the initial Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(i) This Agreement, properly executed on behalf of Borrower.

(ii) The Note drawn to the order of Bank in the face amount of the Credit Limit.

(iii) A true and correct copy of any and all leases pursuant to which Borrower is leasing any real property.

(iv) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule “E”, the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank, and (C) the Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(v) A certificate of the Secretary or an Assistant Secretary of the Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Articles of Organization and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(vi) A current certificate issued by the Secretary of State of the state of the Borrower’s incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

(vii) Evidence that Borrower is duly licensed or qualified to transact business in New Hampshire and Ohio and in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Borrower or its business.

(viii) An opinion of counsel to the Borrower as to authorization of the transaction and enforceability of the Loan Documents, addressed to Bank.

(ix) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Bank.

(x) Intentionally omitted.

(xi) Subordination agreements, properly executed by each of the Borrower’s Convertible Noteholders, in form and substance satisfactory to Bank.

(xii) A negative pledge with respect to its Intellectual Property Rights in the form of the Negative Pledge Agreement annexed as Exhibit 3.

(xiii) Payment of the fees due through the date of the initial loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement.

(xiv) An initial Borrowing Base Certificate in support of Borrower’s initial loan request which indicates that the Borrower has the necessary loan availability to pay all existing secured lenders.

(xv) Such other documents, instruments and agreements as Bank in its sole discretion may require.

(b) The obligation of Bank to make each loan and to issue each Letter of Credit shall be subject to the further conditions precedent on such date:

(i) the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii) no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.

10. CAPITAL ADEQUACY.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank under this Agreement is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall within 30 days of notice from the Bank pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, Bank may use any method of averaging and attribution that it uses with respect to other similarly situated customers of Lender.

11. COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a) Borrower shall maintain its primary operating accounts with the Bank and will, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory or Equipment sold or in payment or on account of Borrower’s Receivables, deposit the same in the Borrower’s operating account with the Bank.

(b) At any time during the continuance of an Event of Default or immediately upon the service upon Bank of any trustee writ or attachment, without demand or notice, Bank may set off any deposit accounts with Bank, or any part thereof and apply the same to any liability or Obligations of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(c) Bank may at any time, during the continuance of an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank. Upon request of Bank at any time during the continuance of an Event of Default, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. Upon request of Bank at any time during the continuance of an Event of Default, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(d) Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered Obligations of Borrower and shall be secured hereby.

(e) Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower’s true and lawful attorney-in-fact, with power, during the continuance of an Event of Default: (i) to endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; and (ii) to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower’s rights therein; granting upon the Bank full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

12. FINANCING STATEMENTS. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower (other than Intellectual Property Rights) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower agrees to furnish any such information as Bank may require to file any such financing statement promptly upon request from the Bank.

13. BORROWER’S REPORTS.

(a) Within thirty (30) calendar days after the end of each month, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower’s records as of the close of such month, together with such other information as Bank may require; provided that if there are no loans outstanding under this Agreement, such aging report shall be submitted on a quarterly basis, within forty-five (45) days of the end of each quarter; and further provided that if Borrower is in compliance with the Special Conditions, no aging report shall be necessary until such time as Borrower is no longer in compliance with the Special Conditions. If Borrower’s aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such aging reports and any other related documents to Bank.

(b) Borrower shall deliver to Bank all documents, as frequently as indicated below, or at such other times as Bank may reasonably request, and all other documents and information requested by Bank:

	DOCUMENT	FREQUENCY DUE

(i)	A Borrowing Base Certificate	Monthly within 30 days of month end if borrowing; quarterly within 45 days of quarter end if not borrowing; not required while Borrower is in compliance with Special Conditions

(ii)	Projections of Borrower’s balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a quarterly basis	Annually, within 45 days of the beginning of each fiscal year of Borrower

(iii)	Notice of noncompliance with the provisions of this Agreement	Immediately upon learning of such noncompliance, or if any representation or warranty contained herein is no longer true or accurate

(iv)	Compliance Certificate in the form annexed hereto as Exhibit 3	At the time of submission of annual and quarterly financial statements

(c) Borrower will furnish Bank copies of each form 10-K and 10-Q at the time of submission of such forms to the SEC.

(d) In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower. All financial information provided Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

14. GENERAL AGREEMENTS OF BORROWER.

(a) Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business, with loss payable to Bank and Borrower, as their interests may appear, hereby appointing Bank as attorney for Borrower in obtaining, adjusting, and settling such insurance and endorsing any drafts, at any time during the continuance of an Event of Default. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank and Borrower; provided that, in the absence of a continuing Event of Default, Bank will agree that casualty insurance proceeds of $500,000.00 or less shall be released to Borrower without condition for repair or replacement of Borrower’s property. With respect to casualty insurance proceeds in excess of $500,000.00, Bank will authorize release of such proceeds to Borrower on a commercially reasonable basis provided (i) there is no continuing Event of Default, (ii) such proceeds are adequate to repair, replace or restore the property, together with any of Borrower’s own available funds, (iii) such repair, replacement or restoration can be completed within a commercially reasonable period of time, and (iv) Borrower promptly undertakes the repair, replacement or restoration of such property.

(b) Bank or its agents have the right to inspect the Collateral and all records pertaining thereto and the books and financial records of the Borrower at intervals to be determined by Bank and without hindrance or delay at reasonable times and on reasonable notice to Borrower. In the absence of an Event of Default, Bank anticipates that it shall not conduct more than 2 such examinations in any calendar year, and Bank will not charge Borrower for more than one such examination in any calendar year. At any time during the continuance of an Event of Default, Bank shall also have the right to obtain from time to time at the sole cost and expense of Borrower an appraisal of the Collateral by an appraiser acceptable to Bank.

(c) Borrower will maintain a system of accounting which enables Borrower to produce financial statements in accordance with GAAP.

(d) Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a material adverse effect on (a) the Collateral, business operations or financial condition of Borrower, (b) the ability of Borrower to perform its Obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights, remedies, powers and privileges of Bank under any of the Loan Documents (“Material Adverse Effect”).

(e) Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, (“Property Charges”), unless such Property Charges are being contested by Borrower through appropriate proceedings and for which Borrower has established a Payment Reserve.

(f) During the continuance of a Default or an Event of Default, and in the course of any field examination in accordance with the Bank’s customary examination procedures, Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts.

(g) If any of Borrower’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

(h) If any of Borrower’s Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank’s order.

(i) If any goods are at any time in the possession of a warehouseman, processor or other bailee, Borrower shall promptly notify Bank thereof and, if requested by Bank, shall promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower. Bank agrees with Borrower that Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to any bailee.

(j) If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the request and option of Bank, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

(k) If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

(l) Unless being contested by Borrower by appropriate proceedings and with a Payment Reserve, Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. If such charges are not promptly paid or contested with appropriate proceeding and Payment Reserve, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

(m) Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms “hazardous waste,” “hazardous or toxic substance,” “hazardous material” or “oil” shall have the same meanings as defined and used in any of the following (the “Acts”): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); and/or the regulations adopted and publications promulgated pursuant to any of the Acts or pursuant to applicable state laws, as the same may be amended from time to time.

(n) Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make loans available to Borrower and the termination of this Agreement.

(o) At the option of Bank, Borrower will furnish to Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required.

(p) Should Borrower fail to make any of such deposits required by (o) above, then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, or (b) set-up such reserves as Bank, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Bank’s part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

(q) All advances by Bank to Borrower under this Agreement and the Loan Documents constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this Agreement and the other Loan Documents constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is understood and agreed that all of the rights of Bank contained in this Agreement and the Loan Documents shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement or any of the Loan Documents. The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

(r) Borrower hereby grants to Bank the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located. Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral after an Event of Default.

(s) Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as Bank may reasonably deem to be necessary in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form reasonably satisfactory to Bank and filing the same in all public offices and jurisdictions which Bank reasonably determines are necessary to perfect its security interest in the Collateral. Borrower shall perform any and all further reasonable steps as may be reasonably requested by Bank to perfect or maintain perfection of Bank’s security interest in the Collateral.

(t) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until the Obligations are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Bank’s disposition of tangible personal property hereunder after the occurrence of an Event of Default, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank in connection with such disposition of Collateral.

15. BORROWER’S NEGATIVE COVENANTS. Borrower will not at any time:

(a) (Current Ratio) permit the ratio of its current assets to its current liabilities (each as computed in accordance with GAAP) to be less than 1.20:1.0 at any quarter end; provided that convertible notes shall be excluded from current liabilities for purposes of calculation of this covenant through October 15, 2008;

(b) (Adjusted EBITDA) permit its Adjusted EBITDA to be less than $500,000.00 for any fiscal quarter. Adjusted EBITDA shall mean, for each fiscal quarter, Borrower’s earnings before gross interest expense, depreciation, amortization, SFAS 123R stock option expense and income tax expense;

(c) (Capital Expenditures) during any fiscal year of Borrower, make, directly or indirectly, capital expenditures in an aggregate amount greater than $1,000,000.00;

(d) (Minimum Cash on Deposit) permit, at any time, its minimum cash balances of collected funds on deposit with the Bank to be less than the lesser of (i) $6,000,000.00 or (ii) 85.0% of Borrower’s total cash and cash equivalents at such time;

(e) Not applicable;

(f) Not applicable;

(g) (Disposition of Collateral) sell, assign, exchange or otherwise dispose of any of the Collateral, other than (1) Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; and (iii) finished goods sold in the ordinary course of business; and (2) Equipment which is no longer required or deemed necessary for the conduct of Borrower’s business, so long as Borrower receives therefor a sum substantially equal to such Equipment’s fair value;

(h) (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon any of the Collateral, except: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of Borrower’s business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens (and capital leases) arising in the ordinary course of business for the purchase of Equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule “E” annexed hereto; and (vii) in favor of Bank (collectively, the “Permitted Encumbrances”). The term “permitted protests”, as used herein, means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a Payment Reserve has been established by Borrower, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral;

(i) (Dividends) pay any dividends on or make any distribution on account of any class of Borrower’s capital stock in cash or in property, or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, if there is a continuing Default or Event of Default, or if the making of such payment would result in a Default or Event of Default under this Agreement;

(j) (Loans) make any loans or advances to any individual, partnership, trust or other corporation in excess of $50,000.00 outstanding at any time, including without limitation Borrower’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower;

(k) (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation;

(l) (Investments) (i) use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by the Bank, or (z) Permitted Acquisitions. For purposes hereof, a Permitted Acquisition means the acquisition of the assets or ownership of the equity of a company which meets the following criteria: (1) no Default or Event of Default under the Loan Documents shall be continuing either before or giving effect to the acquisition, (2) the Borrower (and all subsidiaries on a consolidated basis) shall be in compliance with the financial covenants contained in Sections 15(a), 15(b), 15(c) and 15(d) both before and on a pro forma basis after giving effect to the acquisition, (3) the sum of the Borrower’s availability under the Borrowing Base, plus its cash and cash equivalents both before and after the acquisition (including any loans made in connection therewith) shall be at least $1,000,000.00, (4) the total cost or purchase price of such acquisition shall be $4,000,000.00 or less unless the acquisition has been approved in advance by the Bank, (5) the business acquired must be in substantially the same business as the Borrower or a line of business directly related thereto, (6) the acquisition shall have been approved by the board of directors (or similar board) of both the Borrower and the other company, (7) the Borrower shall be the surviving entity following such acquisition and shall have suffered no change in control resulting from such acquisition, (8) if the acquired company remains as a US subsidiary of the Borrower, such subsidiary shall execute a guaranty of the Obligations and a security agreement and form of double negative pledge as security for such guaranty, and if the acquired company is a foreign subsidiary of the Borrower, the Borrower shall execute a pledge of 65% of such company’s equity capital and voting control, and (9) as of the time of acquisition of such company, such company is not a party to any material pending or threatened litigation. The acquisition of CAD Sciences, Inc. by Borrower has been approved by the Bank and is a Permitted Acquisition.

(m) (Transactions with Affiliates) enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

(n) (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower, other than the stock of Qualia Acquisition Corp.;

(o) (Mergers, Consolidations or Sales) (i) merge or consolidate with or into any corporation, unless Borrower is the surviving entity and remains in compliance with all provisions of this Agreement, after giving effect to such merger; (ii) enter into any joint venture or partnership with any person, firm or corporation; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (iv) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof;

(p) (Change in Legal Status) (i) change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction or organization or other legal structure, without, in each case, giving Bank at least 30 days advance notice thereof. If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Bank of such organizational identification number.

For purposes of this section, the following additional definitions shall apply:
“affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns ten (10.0%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) ten (10.0%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary; “capital assets” shall mean assets that, in accordance with GAAP, are required or permitted to be depreciated or amortized on the Borrower’s balance sheet; “capital expenditures” shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; “capital leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; “indebtedness” shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with GAAP, be classified as liabilities of such person or entity; “interest” shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with GAAP.

16. EVENTOF DEFAULT; RIGHTS AND REMEDIES AFTER DEFAULT.

(a) During the continuance of a Default or an Event of Default, Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any applicable Application and Agreement for Letters of Credit. “During the continuance of”, as used herein, shall mean after the occurrence of a Default or an Event of Default which has not been cured to the Bank’s satisfaction or waived by the Bank. The occurrence of any of the following events or circumstances shall be an “Event of Default”:

(i) The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement, in each case, within five (5) days of when due.

(ii) The failure by the Borrower to perform the Obligations or maintain any of the covenants described in Sections 11(a) and 15 hereof.

(iii) The failure by the Borrower to timely perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 11(a) and 15, or in any other agreement with Bank which is not remedied within the earlier of (i) thirty (30) days after notice thereof by Bank to Borrower, or (ii) the date Borrower was required to give notice to Bank pursuant to Section 13 hereof.

(iv) The determination by Bank that any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper delivered in connection with this Agreement or the Loan Documents was not true or accurate when given in any material respect.

(v) The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

(vi) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Uniform Commercial Code, to take priority over advances made by Bank.

(vii) A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(viii) The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

(ix) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property.

(x) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (hereinafter the “Bankruptcy Code”) or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; provided that, with respect to any such involuntary proceeding which is being contested by Borrower, such involuntary proceeding shall remain undismissed or undischarged for a period of 60 days; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor’s committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(xi) The final non-appealable entry of any judgment(s) against Borrower, in excess of $500,000.00 in the aggregate, which judgment(s) is not covered by insurance where the insurer has not denied liability with respect to such judgment and which is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(xii) The loss or revocation of any license, permit, governmental or administrative regulatory approval now held or hereafter acquired which is material to Borrower's business and which could reasonably be expected to have an adverse financial impact on Borrower of $500,000.00 or more which is not cured within thirty (30) days.

(xiii) The entry of any court, governmental or administrative order or ruling which enjoins, restrains or in any way prevents the Borrower from conducting all or any material part of its business affairs in the ordinary course of business, which order is not terminated within fifteen (15) days of its issuance.

(xiv) Intentionally omitted.

(xv) Darlene Deptula-Hicks or Kenneth Ferry shall cease to function for Borrower in the capacity in which she or he serves, or a similar capacity and that a substitute reasonably satisfactory to Bank has not been retained within 120 days.

(xvi) The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower in an amount in excess of $500,000.00 in the aggregate.

(xvii) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower reclaims or repossesses $500,000.00 or more in the aggregate of the Borrower’s assets.

(xviii) The termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of the Borrower’s current business.

(xix) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest, subject to Permitted Encumbrances, in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

(xx) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, in excess of $500,000 in the aggregate.

Upon the occurrence of an Event of Default, the Bank may declare any obligation the Bank may have hereunder to be cancelled, declare all Obligations of the Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, upon the occurrence of an Event of Default, if the Bank proceeds to enforce payment of the Obligations, the Borrower shall be obligated to deliver to the Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit issued by Bank for the account of Borrower. During the continuance of an Event of Default, if requested by the Bank, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of two (2.0%) percent greater than the rate of interest then specified in Section 5 of this Agreement.

(b) Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

(c) Any sale or other disposition of the Collateral after an Event of Default may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank’s disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any public sale.

(d) If the Bank sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Bank. If the purchaser fails to pay for the Collateral, the Bank may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

(e) In connection with the Bank’s exercise of the Bank’s rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank’s taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Bank be liable to the Borrower for use or occupancy by the Bank of any premises pursuant to this Agreement.

(f) Upon the occurrence of any Event of Default, the Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

17. STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank’s exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

18. PROCESSING AND SALES OF INVENTORY. So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower’s Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

19. WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

20. CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

21. TERMINATION.

(a) Unless renewed in writing, this Agreement shall terminate on June 30, 2009 (the “Termination Date”), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank’s rights and remedies hereunder and Borrower’s Obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.

(b) In the event that Bank continues to make loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

22. MISCELLANEOUS.

(a) No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b) Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.

(c) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder with the consent of Borrower, unless there is a continuing Event of Default in which case no consent shall be required in connection with any such assignment. Bank reserves the right to grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d) Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement pursuant to this Agreement shall be conclusively deemed to have been authorized by Borrower.

(e) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(f) Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(g) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	RBS CITIZENS, N.A.
53 State Street
Boston, Massachusetts 02109
Attn: Victoria Lazzell
Telephone: (617) 994-7124
Telecopier: (617) 742-9548

If to Borrower:	iCAD, INC.
98 Spit Brook Road
Nashua, New Hampshire 03062
Attn: Darlene Deptula-Hicks
Telephone: (937) 431-7944
Telecopier: (603) 886-3798

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h) Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

(i) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(j) Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(k) This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(l) This Agreement can only be amended by a writing signed by both Bank and Borrower.

(m) The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

WITNESS our hands and seals as of this 30th day of June, 2008.

Witnessed by:	iCAD, INC.

/s/Annette Heroux	By:	/s/ Darlene Deptula-Hicks
Darlene-Deptula-Hicks, Chief Financial Officer

Address: 98 Spit Brook Road
Nashua, New Hampshire 03062

Witnessed by:	RBS CITIZENS, N.A.

/s/Maria Liachev	By:	/s/Victoria P. Lazzell
Victoria P. Lazzell, Senior Vice President

Address: 53 State Street
Boston, Massachusetts 02109